Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Old Second Bancorp, Inc. of our report dated February 26, 2026 relating to (i) the consolidated financial statements of Old Second Bancorp, Inc. and Subsidiaries as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025 and (ii) the effectiveness of internal control over financial reporting as of December 31, 2025, all of which appear in the Annual Report on Form 10-K of Old Second Bancorp, Inc. for the year ended December 31, 2025. We also consent to the reference to our Firm under the caption “experts” in such Registration Statement.

/s/ Plante & Moran, PLLC

Chicago, Illinois

August 18, 2026